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                                                                     EXHIBIT 5.1

                       Blake, Cassels & Graydon LLP




Delano Technology Corporation
302 Town Centre Boulevard
Markham, Ontario
L3R0E8


Dear Sirs:

    RE:  Registration Statement on Form F-3
         Relating to 5,031,045 Common Shares of Delano Technology Corporation
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Reference is made to the above-captioned Registration Statement on Form F-3 (the
"Registration Statement") filed by Delano Technology Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the resale to the public of up to 5,031,045 common shares of the Company (the "Shares") by certain shareholders of the Company.

We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."


                                            Yours truly,

                                            /s/ Blake, Cassels & Graydon, LLP